THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc.
707 Ridge Road  Munster, Indiana 46321

April 23, 2007
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-5500

CFS Bancorp, Inc. Announces Daryl D. Pomranke, Chief Operating Officer

MUNSTER, IN - April 23, 2007 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company) is pleased to announce that Daryl D. Pomranke, of Michigan City, IN, has been named Executive Vice President - Chief Operating Officer of the Company and its wholly-owned subsidiary Citizens Financial Bank, (the Bank) effective April 30, 2007.

Mr. Pomranke is a top performing business leader with a 16 year career in middle market and large corporate banks. He was a member of the Mercantile National Bank of Indiana/Harris N.A. Northwest Indiana Region executive team. During his tenure his duties included: Regional Financial Services Officer, Chief Financial Officer, Corporate Development, and Corporate Services including Corporate Lending, Cash Management Services, and Strategic Planning.

Mr. Pomranke will oversee Information Systems, Asset Management, Retail Loan Operations, Retail Office Management, Marketing, Human Resources, and Office Support at the Bank.

Mr. Pomranke graduated from Indiana University, BS with a degree in Business and is a Certified Public Accountant. He also serves as the Chairman of the Marquette Catholic High School Board of Trustees in Michigan City, Indiana.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank. Citizens Financial Bank is an independent bank that provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

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